Exhibit 5.1

January 13, 2017
Board of Directors
Biostar Pharmaceuticals, Inc.
No. 588 Shiji Avenue
Xiangyang City, Shaanxi Province
People’s Republic of China 712046

Re:              Registration Statement on Form S-3

We have served as legal counsel in connection with the preparation of the Registration Statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering 346,429 shares (the “Warrant Shares”) of common stock, par value $0.001 per share (“Common Stock”), of Biostar Pharmaceuticals, Inc., a Maryland corporation (the “Company”), that are issuable upon exercise of (i) warrants to purchase an aggregate of 94,286 shares of common stock (the “March 2014 Warrants”) and 14,143 placement agent warrants (the “March 2014 Placement Agent Warrants”), both issued by the Company in March 2014, and (ii) warrants purchase an aggregate of 212,500 shares of common (the “October  2016 Warrants”) and 25,500 placement agent warrants (the “October 2016 Placement Agent Warrants”), both issued by the Company in October 2016 (the “October 2016 Placement Agent Warrants”) (the “March 2014 Warrants,” the “March 2014 Placement Agent Warrants,” the “October 2016 Warrants,” and the “October 2016 Placement Agent Warrants” together, the “Warrants”), as more particularly described in the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement, the March 2014 Warrants, the October 2016 Warrants, the March 2014 Placement Agent Warrants, the October 2016 Placement Agent Warrants, originals or copies certified or otherwise identified to our satisfaction, of the Company’s Articles of Incorporation and bylaws, and any amendments thereto, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In our examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies or telecopies, and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. With regard to the Warrant Shares, we have assumed that at the time of issuance or sale, a sufficient number of shares of Common Stock is authorized and available for issuance. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares covered by the Registration Statement have been duly authorized the Board of Directors of the Company and, when issued in accordance with the terms and provisions of the respective Warrants (including the due payment of any exercise price therefor specified in the respective warrant), will be validly issued, fully paid and nonassessable.

This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of Maryland General Corporation Law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Very truly yours,
/s/ Schiff Hardin LLP
Schiff Hardin LLP